Exhibit 10.20.5

FOURTH AMENDMENT TO THE

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN

OF OLD DOMINION FREIGHT LINE, INC.

This Fourth Amendment to the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (“Plan”) is made and entered into by Old Dominion Freight Line, Inc. (“Company”). Defined terms used in the Plan, effective January 1, 2006 and as restated effective January 1, 2009 and further amended effective January 1, 2010, November 10, 2011 and January 29, 2015, shall have the same meaning therein as herein.

RECITALS

WHEREAS, the Board of Directors of the Company has deemed it advisable to amend Section 4.6 of the Plan to provide Participants with additional flexibility to designate specified payment dates for future accruals; and

WHEREAS, the Company desires to evidence these changes by this Amendment.

NOW, THEREFORE, IT IS DECLARED that upon approval of this Amendment by the Board of Directors on July 20, 2022, the Plan shall be and hereby is amended as follows:

1.
Section 4.6 is amended and restated in its entirety to read as follows:

4.6 Payment at a Specified Time. An Active Participant who enters into a Salary and Bonus Reduction Agreement pursuant to Section 3 with respect to Compensation earned on and before December 31, 2022, and who also elects at the time of such election to defer such amounts for a term of five (5) years (on a calendar year basis beginning with the effective date of the first deferral pursuant to the election), shall receive his or her Special Accrued Benefit according to the provisions of this Section 4.6. The Participant’s Special Accrued Benefit, determined as of the Year-End Adjustment Date coincident with the end of the specified five (5) year term, shall be paid to the Participant in cash in a lump sum by no later than the 15th day of the third month next following such Year-End Adjustment Date.

An Active Participant who enters into a Salary and Bonus Reduction Agreement pursuant to Section 3 with respect to Compensation earned on and after January 1, 2023, and who also elects at the time of such election to defer such amounts for a specified number of Plan Years, shall receive his or her Special Accrued Benefit according to the provisions of this Section 4.6. The Committee may establish a minimum and maximum deferral period on the Salary and Bonus Reduction Agreement. The Participant’s Special Accrued Benefit, determined as of the Year-End Adjustment Date coincident with the end of the specified term, shall be paid to the Participant in cash in a lump sum by no later than the 15th day of the third month next following such Year-End Adjustment Date.

In either case described above, if a Participant dies or retires due to Disability prior to receiving the Participant’s Special Accrued Benefit, then such Participant’s Special Accrued Benefit shall be added to his or her Accrued Benefit and paid on the earlier of the fixed payment date determined under this Section 4.6, or the date determined under Section 4.4 or 4.5, whichever is applicable. The form of the payment will be determined based on the applicable section pursuant to which the benefit is paid.

2.
Except as set forth herein, the Plan shall be unchanged and shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, this Fourth Amendment is executed by the Company.

OLD DOMINION FREIGHT LINE, INC.

By: /s/ GREG C. GANTT

Greg C. Gantt, President and Chief

Executive Officer

ATTEST:

/s/ ROSS H. PARR

Ross H. Parr

Senior Vice President – Legal Affairs, General Counsel and Secretary

(Corporate Seal)